Exhibit 99.1

Contact Information: Investor Relations +1 (941) 556-2601 investor-relations@roperind.com	Roper Industries, Inc.

Roper Industries Announces Record Third Quarter Results

Record Q3 Sales, Orders, Backlog, Net Earnings

Operating Cash Flow up 51% to $138 Million

Company Enhances Balance Sheet and Completes Strategic Acquisitions

Sarasota, Florida, October 23, 2008 ... Roper Industries, Inc. (NYSE: ROP) reported results for its third quarter ended September 30, 2008.

Reported net earnings were $75 million, up from $65 million in the prior year. Results for the quarter include a previously disclosed $2 million non-cash, after-tax charge for the early termination of the Company’s secured credit facility, which was replaced in July with a new senior unsecured credit facility. Excluding this charge, reported net earnings were $77 million and diluted earnings per share (DEPS) were $0.82, consistent with the Company’s guidance and up from $0.70 in the prior year. Reported DEPS including the charge were $0.80.

Net sales in the quarter were $593 million, an increase of 11% compared to the 2007 third quarter. Backlog increased 16% from the prior year to $617 million, reflecting the benefit from acquisitions and continued internal growth. Net orders increased 9% to $581 million. Operating margin expanded 100 basis points to 22.3% in the quarter. Operating cash flow in the third quarter increased to $138 million, representing 184% of net earnings. Year to date operating cash flow increased 35% to $306 million.

"We are very pleased by Roper’s operating performance and strategic accomplishments in the third quarter," said Brian Jellison, Roper's Chairman, President and CEO. "For the third consecutive quarter, we have increased revenue by 10%, excluding the impact of foreign exchange. Despite difficult prior year comparables and interruptions from Hurricane Ike to our Houston based Energy segment businesses we were able to generate 4% organic growth in these difficult markets. We expect this combination of organic growth and sales generated by this year’s acquisitions will continue to provide revenue growth in the fourth quarter. During the quarter our businesses generated record cash flow and margins continued to expand, reflecting our disciplined cost management. Although we remain focused on the macroeconomic challenges and expected weakness in the global economy, we remain optimistic that we can continue to balance growth through our organic initiatives and proven acquisition process.”

Acquisitions

During the quarter, Roper acquired Technolog, the leading UK provider of specialty electronic products and services for the water, gas and electricity markets, further expanding the reach of its RF segment in the global utilities market. The Company also acquired Horizon Software International, the leading provider of comprehensive software solutions for meal planning and cashless transactions for the K-12 education market, adding to its growing CBORD business acquired in February, 2008.

Balance Sheet Strengthened

“As a result of the strength of our businesses and consistent cash flow generation, we were able to strategically restructure our debt during the quarter. We negotiated an unsecured credit facility, were upgraded to investment grade and successfully completed a public debt offering,” continued Mr. Jellison.

On August 4, 2008, Roper completed the public offering of $500 million of 6.625% Notes due 2013. The net proceeds from the offering were used to repay a portion of the $750 million revolving credit line established July 7, 2008, under Roper’s new senior unsecured credit facility.

“Roper’s ability to complete this offering in one of the most difficult credit markets we have seen reflects the considerable strength of our businesses and our balance sheet. We are very pleased to have achieved an investment grade rating and have ample financial resources to continue executing our business model despite the highly volatile environment,” Mr. Jellison said. The Company ended the third quarter with $156 million cash on hand and over $435 million of undrawn capacity in its revolving credit facility.

Debt Extinguishment Charge

As previously announced, third quarter results include a $2 million non-cash after-tax charge for early termination of the Company’s amended and restated secured credit facility, dated December 13, 2004, reflecting this facility’s remaining unamortized fees.

Guidance

Roper is increasing full year operating cash flow guidance from $390 million to $410 million. In light of a higher interest rate environment and a more uncertain global economy, the Company is establishing fourth quarter DEPS guidance of $0.83 - $0.86. The Company expects full year DEPS of $3.13 - $3.16 (previously $3.16 - $3.22). The Company’s guidance excludes future acquisitions and the debt extinguishment charges in the third quarter, while including the dilutive effect of the senior subordinated convertibles notes based on the stock price through October 17, 2008. Including the debt extinguishment charges described above, the Company expects full year DEPS of $3.11 - $3.14, with no effect on full year cash flow or fourth quarter DEPS guidance.

Conference call to be held at 10:00 (ET) Tomorrow

A conference call to discuss these results has been scheduled for 10:00 AM ET on Friday, October 24, 2008. The call can be accessed via webcast or by dialing +1 (800) 239-9838 or +1 (913) 312-1264, using confirmation code 2049770. Webcast information and conference call materials will be made available in the “Investor” section of Roper’s website (www.roperind.com) prior to the start of the call. Telephonic replays will be available for up to two weeks by calling +1 (719) 457-0820 and using access code 2049770.

Reconciliation to Non-GAAP Measures

Table 1: Sales Growth

	Q1 2008	Q2 2008	Q3 2008
Organic Growth	7%	4%	4%
Acquisitions / Divestitures	4%	6%	6%
Rounding	(1%)	-	-

Sub-Total: Growth Excluding FX	10%	10%	10%

Foreign Currency (FX)	3%	2%	1%
Total Sales Growth	13%	12%	11%

Table 2: Net Earnings (Millions)

	Q3 2007	Q3 2008	% Change
Reported Net Earnings	$65	$75	15%
Non-Cash Debt Extinguishment Charge	-	2	nm
Adjusted Net Earnings	65	77	19%

Table 3: Diluted Earnings Per Share (DEPS)

Q3 2008
Reported Net Earnings	$0.80
Non-Cash Debt Extinguishment Charge	$0.02
Adjusted Net Earnings	$0.82

About Roper Industries

Roper Industries is a market-driven, diversified growth company with trailing twelve month revenues of $2.3 billion, and is a component of the Fortune 1000, S&P Midcap 400 and the Russell 1000 Indexes. Roper provides engineered products and solutions for global niche markets, including water, energy, radio frequency and research/medical applications. Additional information about Roper Industries is available on the Company’s website atwww.roperind.com.

The information provided in this press release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements include, among others, statements regarding operating results, the success of our internal operating plans, and the prospects for newly acquired businesses to be integrated and contribute to future growth and profit expectations. Forward looking statements may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes" or "intends" and similar words and phrases. These statements reflect management's current beliefs and are not guarantees of future performance. They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include our ability to integrate our acquisitions and realize expected synergies. We also face other general risks, including our ability to realize cost savings from our operating initiatives, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulties in making and integrating acquisitions, risks associated with newly acquired businesses, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets, and risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products. Important risks may be discussed in current and subsequent filings with the SEC. You should not place undue reliance on any forward looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

# # #

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Amounts in thousands)

	September 30,	December 31,
ASSETS	2008	2007

CURRENT ASSETS:
Cash and cash equivalents	$156,272	$308,768
Accounts receivable	396,815	359,808
Inventories	196,089	174,138
Deferred taxes	33,714	27,800
Unbilled receivable	69,251	60,218
Other current assets	29,462	20,405
Total current assets	881,603	951,137

PROPERTY, PLANT AND EQUIPMENT, NET	115,762	107,513

OTHER ASSETS:
Goodwill	2,164,632	1,706,083
Other intangible assets, net	827,649	613,505
Deferred taxes	33,762	23,854
Other assets	50,023	51,092
Total other assets	3,076,066	2,394,534

TOTAL ASSETS	$4,073,431	$3,453,184

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$128,335	$115,809
Accrued liabilities	260,862	194,055
Income taxes payable	32,297	24,121
Deferred taxes	-	2,442
Current portion of long-term debt	232,676	331,103
Total current liabilities	654,170	667,530

NONCURRENT LIABILITIES:
Long-term debt	1,113,674	727,489
Deferred taxes	252,814	221,411
Other liabilities	42,681	46,948
Total liabilities	2,063,339	1,663,378

STOCKHOLDERS' EQUITY:
Common stock	919	910
Additional paid-in capital	790,668	757,318
Retained earnings	1,139,863	944,886
Accumulated other comprehensive earnings	100,431	108,732
Treasury stock	(21,789)	(22,040)
Total stockholders' equity	2,010,092	1,789,806
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,073,431	$3,453,184

Roper Industries, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings (unaudited)
(Amounts in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Net sales	$593,100	$532,902	$1,730,509	$1,541,965
Cost of sales	284,340	261,123	840,029	769,643

Gross profit	308,760	271,779	890,480	772,322

Selling, general and administrative expenses	176,461	158,041	523,374	457,777

Income from operations	132,299	113,738	367,106	314,545

Interest expense	14,322	13,119	36,833	39,957
Other expense	2,836	404	1,695	1,884

Earnings from continuing operations before
income taxes	115,141	100,215	328,578	272,704

Income taxes	39,942	35,075	114,124	94,901

Net Earnings	$75,199	$65,140	$214,454	$177,803

Earnings per share:
Basic	$0.84	$0.74	$2.40	$2.01
Diluted	$0.80	$0.70	$2.28	$1.91

Weighted average common and common
equivalent shares outstanding:
Basic	89,629	88,575	89,381	88,286
Diluted	94,251	93,559	94,026	92,934

Roper Industries, Inc. and Subsidiaries
Selected Segment Financial Data (unaudited)
(Amounts in thousands and percents of net sales)

	Three months ended September 30,				Nine months ended September 30,
	2008		2007		2008		2007
	Amount	%	Amount	%	Amount	%	Amount	%
Net sales:
Industrial Technology	$169,065		$161,828		$525,929		$477,667
Energy Systems & Controls	137,535		131,033		410,638		361,044
Scientific & Industrial Imaging	94,610		91,331		282,206		277,042
RF Technology	191,890		148,710		511,736		426,212
Total	$593,100		$532,902		$1,730,509		$1,541,965

Gross profit:
Industrial Technology	$82,215	48.6%	$78,394	48.4%	$253,719	48.2%	$228,407	47.8%
Energy Systems & Controls	75,172	54.7%	70,907	54.1%	223,720	54.5%	191,159	52.9%
Scientific & Industrial Imaging	51,457	54.4%	50,242	55.0%	154,135	54.6%	152,629	55.1%
RF Technology	99,916	52.1%	72,236	48.6%	258,906	50.6%	200,127	47.0%
Total	$308,760	52.1%	$271,779	51.0%	$890,480	51.5%	$772,322	50.1%

Operating profit*:
Industrial Technology	$43,767	25.9%	$42,065	26.0%	$136,627	26.0%	$120,721	25.3%
Energy Systems & Controls	32,541	23.7%	31,858	24.3%	96,359	23.5%	81,579	22.6%
Scientific & Industrial Imaging	18,746	19.8%	16,385	17.9%	54,091	19.2%	53,453	19.3%
RF Technology	50,191	26.2%	34,997	23.5%	119,902	23.4%	90,669	21.3%
Total	$145,245	24.5%	$125,305	23.5%	$406,979	23.5%	$346,422	22.5%

Net Orders:
Industrial Technology	$163,442		$153,236		$514,326		$479,100
Energy Systems & Controls	134,970		145,855		402,553		376,611
Scientific & Industrial Imaging	102,933		95,339		289,606		277,918
RF Technology	179,274		138,513		538,624		425,121
Total	$580,619		$532,943		$1,745,109		$1,558,750

* Operating profit is before unallocated corporate general and administrative expenses. These expenses were $12,946 and $11,567 for the three months ended September 30, 2008 and 2007, respectively, and
$39,873 and $31,877 for the nine months ended September 30, 2008 and 2007, respectively.

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(Amounts in thousands)

	Nine months ended
	September 30,
	2008	2007
Net earnings	$214,454	$177,803
Depreciation	24,775	23,560
Amortization	50,588	46,643
Other, net	15,722	(21,035)
Cash provided by operating activities	305,539	226,971

Business acquisitions, net of cash acquired	(701,935)	(106,287)
Capital expenditures	(20,787)	(19,591)
Other, net	(4,084)	(3,596)
Cash used by investing activities	(726,806)	(129,474)

Debt borrowings/(payments), net	274,527	(50,666)
Dividends	(19,393)	(17,182)
Other, net	16,215	20,806
Cash provided/(used) by financing activities	271,349	(47,042)

Effect of exchange rate changes on cash	(2,578)	5,998

Net increase (decrease) in cash and equivalents	(152,496)	56,453
Cash and equivalents, beginning of period	308,768	69,478

Cash and equivalents, end of period	$156,272	$125,931